                                                                    EXHIBIT 99.1



    On August 2, 1996, New Grace filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-09495), including a Prospectus dated August 2, 1996 ("Prospectus") that was sent to the Company's shareholders in connection with a Special Meeting of Shareholders to be held on September 16, 1996. The Prospectus contained unaudited pro forma financial information for New Grace ("Pro Forma Information"). The following unaudited pro forma financial information is being provided to update the Pro Forma Information contained in the Prospectus, and should be read in conjunction with the Consolidated Financial Statements and the First Quarter Financial Statements (each as defined in the Prospectus), as well as the consolidated financial statements and the notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 ("Second Quarter Financial Statements"). The following unaudited pro forma financial information does not necessarily indicate the financial position and results of operations that would actually have occurred if New Grace were a stand-alone entity on the dates and for the periods indicated. Undefined terms used in the following unaudited pro forma financial information have the meanings given those terms in the Prospectus.

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    The unaudited pro forma condensed consolidated balance sheet of New Grace has been derived from the historical consolidated balance sheet of Grace New York, adjusted for the disposition of NMC and for certain costs and expenses to be incurred in connection with the Reorganization. The pro forma condensed consolidated balance sheet has been prepared on the assumption that the Reorganization occurred on June 30, 1996.

                                                          GRACE NEW YORK       PRO FORMA ADJUSTMENTS       NEW GRACE
                                                                           ---------------------------
                                                            HISTORICAL          DEBIT       CREDIT         PRO FORMA
                                                        ----------------     ----------   -----------    -------------
                                                                              (DOLLARS IN MILLIONS)
ASSETS
  Current Assets
    Cash and cash equivalents   . . . . . . . . . .     $    73.7          $2,259.1 (a)   $1,199.1 (b)
                                                                                              60.0 (a)    $ 1,073.7
    Notes and accounts receivable, net  . . . . . .         712.5             101.5 (b)                       814.0
    Other current assets  . . . . . . . . . . . . .         918.7                                             918.7
                                                        ---------                                         ---------
      Total Current Assets  . . . . . . . . . . . .       1,704.9                                           2,806.4
  Properties and equipment, net   . . . . . . . . .       1,771.8                                           1,771.8
  Net assets of discontinued operations - health care     1,571.6             361.3 (b)    1,872.0 (c)         60.9
  Other assets  . . . . . . . . . . . . . . . . . .       1,257.5                                           1,257.5
                                                        ---------                                         ---------
      Total Assets  . . . . . . . . . . . . . . . .     $ 6,305.8                                         $ 5,896.6
                                                        =========                                         =========

LIABILITIES AND SHAREHOLDERS'  EQUITY
  Current Liabilities
    Short-term debt   . . . . . . . . . . . . . . .     $   603.9             566.2 (b)                   $    37.7
    Other current liabilities   . . . . . . . . . .       1,697.2                                           1,697.2
                                                        ---------                                         ---------
      Total Current Liabilities   . . . . . . . . .       2,301.1                                           1,734.9
  Long-term debt  . . . . . . . . . . . . . . . . .       1,262.8             170.1 (b)                     1,092.7
  Other liabilities   . . . . . . . . . . . . . . .         816.8                                             816.8
  Noncurrent liability for asbestos-related litigation      659.1                                             659.1
                                                        ---------                                         ---------
      Total Liabilities   . . . . . . . . . . . . .       5,039.8                                           4,303.5
                                                        ---------                                         ---------

Commitments and Contingencies

  Shareholders' Equity
    Preferred stocks  . . . . . . . . . . . . . . .           7.4               7.4 (e)                          --
    Common stock  . . . . . . . . . . . . . . . . .          98.7              97.7 (d)                         1.0
    Paid in capital   . . . . . . . . . . . . . . .         513.4             297.4 (d)                       216.0
    Retained earnings   . . . . . . . . . . . . . .       1,082.0              60.0 (a)    2,259.1 (a)
                                                                           1,872.0  (c)        7.4 (e)      1,416.5
    Cumulative translation adjustments  . . . . . .         (40.4)                                            (40.4)
    Treasury stock, at cost   . . . . . . . . . . .        (395.1)                           395.1 (d)           --
                                                        ---------                                         ---------
      Total Shareholders' Equity  . . . . . . . . .       1,266.0                                           1,593.1
                                                        ---------                                         ---------
      Total Liabilities and Shareholders' Equity  .     $ 6,305.8                                         $ 5,896.6
                                                        =========                                         =========

    THE NOTES TO THIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ARE AN INTEGRAL PART OF THE PRO FORMA FINANCIAL INFORMATION PRESENTED.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    The unaudited pro forma condensed consolidated statement of operations of New Grace has been derived from the historical consolidated statement of operations of Grace New York, adjusted to reflect the reduction in interest expense expected to result from the Reorganization. The pro forma condensed consolidated statement of operations has been prepared on the assumption that the Reorganization occurred on January 1, 1995.

                                                                                   YEAR ENDED DECEMBER 31, 1995
                                                                     -------------------------------------------------------
                                                                        GRACE                PRO FORMA                NEW
                                                                       NEW YORK             ADJUSTMENTS              GRACE
                                                                                          ----------------
                                                                     HISTORICAL            DEBIT   CREDIT         PRO FORMA
                                                                     ------------------    -----   ------       --------------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and revenues  . . . . . . . . . . . . . . . . . . . . . .        $3,665.5                                   $ 3,665.5
Other income  . . . . . . . . . . . . . . . . . . . . . . . . .            41.9                                        41.9
                                                                       --------                                   ---------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . .         3,707.4                                     3,707.4
                                                                       --------                                   ---------

Cost of goods sold and operating expenses . . . . . . . . . . .         2,243.7                                     2,243.7
Selling, general and administrative expenses  . . . . . . . . .           905.6                                       905.6
Depreciation and amortization . . . . . . . . . . . . . . . . .           186.3                                       186.3
Interest expense and related financing costs  . . . . . . . . .            71.3                    $0.7 (f)            70.6
Research and development expenses . . . . . . . . . . . . . . .           120.6                                       120.6
Corporate expenses previously allocated to health care operations          37.8                                        37.8
Restructuring costs and asset impairments . . . . . . . . . . .           179.5                                       179.5
Provision relating to asbestos-related liabilities and insurance
    coverage  . . . . . . . . . . . . . . . . . . . . . . .               275.0                                       275.0
                                                                       --------                                   ---------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . .         4,019.8                                     4,019.1
                                                                       --------                                   ---------

Loss from continuing operations before income taxes . . . . . .          (312.4)                                     (311.7)
Benefit from income taxes . . . . . . . . . . . . . . . . . . .          (115.8)           $0.3 (f)                  (115.5)
                                                                       --------                                   ---------

Loss from continuing operations   . . . . . . . . . . . . . . .        $ (196.6)                                  $  (196.2)
                                                                       ========                                   =========

Loss per share:
    Continuing operations   . . . . . . . . . . . . . . . . . .        $  (2.05)                                  $   (2.05)
Fully diluted loss per share:
    Continuing operations   . . . . . . . . . . . . . . . . . .        $     -- (1)                                  $    -- (1)

Weighted average shares of Common Stock outstanding (in thousands)       95,822                                      95,822
- ------------

(1)  Not presented as the effect is anti-dilutive.

                                                                              SIX MONTHS ENDED JUNE 30, 1996
                                                                     -------------------------------------------
                                                                        GRACE           PRO FORMA           NEW
                                                                       NEW YORK        ADJUSTMENTS         GRACE
                                                                                     ----------------
                                                                     HISTORICAL     DEBIT   CREDIT     PRO FORMA
                                                                     ------------   -----   ------   ------------
                                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and revenues  . . . . . . . . . . . . . . . . . . . . . .      $1,834.9                           $1,834.9
Other income  . . . . . . . . . . . . . . . . . . . . . . . . .          17.9                               17.9
                                                                     --------                           --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . .       1,852.8                            1,852.8
                                                                     --------                           --------

Cost of goods sold and operating expenses . . . . . . . . . . .       1,103.8                            1,103.8
Selling, general and administrative expenses  . . . . . . . . .         405.7                              405.7
Depreciation and amortization . . . . . . . . . . . . . . . . .          91.9                               91.9
Interest expense and related financing costs  . . . . . . . . .          36.7       $8.9 (f)                45.6
Research and development expenses . . . . . . . . . . . . . . .          57.8                               57.8
Restructuring costs . . . . . . . . . . . . . . . . . . . . . .          53.7                               53.7
Gain on sales of businesses . . . . . . . . . . . . . . . . . .        (326.4)                            (326.4)
                                                                     ---------                          --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . .       1,423.2                            1,432.1
                                                                     ---------                          --------

Income from continuing operations before income taxes . . . . .         429.6                              420.7
Provision for income taxes  . . . . . . . . . . . . . . . . . .         154.9               $3.6 (f)       151.3
                                                                     --------                           --------

Income from continuing operations   . . . . . . . . . . . . . .      $  274.7                           $  269.4
                                                                     ========                           ========

Earnings per share:
    Continuing operations   . . . . . . . . . . . . . . . . . .      $   2.82                           $   2.77
Fully diluted earnings per share:
    Continuing operations   . . . . . . . . . . . . . . . . . .      $   2.76                           $   2.71

Weighted average shares of Common Stock outstanding (in thousands)     97,259                             97,259

    THE NOTES TO THIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ARE AN INTEGRAL PART OF THE PRO FORMA FINANCIAL INFORMATION PRESENTED.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND
                            STATEMENT OF OPERATIONS
                   (DOLLARS IN MILLIONS, EXCEPT PAR VALUE)

(a) The Reorganization Agreement provides that, prior to the Reorganization, NMC will borrow and/or will assume debt of Grace Chemicals in an aggregate amount of approximately $2,263 (as adjusted pursuant to the Reorganization Agreement), and will distribute the net cash proceeds to Grace Chemicals; it is currently estimated that such aggregate amount will be approximately $2,259.1. A portion of such net cash proceeds will be applied to further reduce Grace Chemicals' debt, resulting in an aggregate reduction of $1,199.1 in Grace Chemicals' debt (see note (b) below). In addition, Grace will incur expenses totaling approximately $60.0 (net of applicable tax benefit) in connection with the Reorganization. The remaining net cash proceeds received from NMC (estimated at $1,000.0) are expected to be used to (i) purchase shares of New Grace Common Stock (which would result in a decrease in current assets and a commensurate decrease in shareholders' equity); (ii) invest in core businesses; and (iii) further reduce Grace Chemicals' debt.

(b) As discussed in note (a) above, the assumption of Grace Chemicals' debt by NMC and the application of a portion of the net cash proceeds distributed to Grace Chemicals by NMC to the reduction of Grace Chemicals' debt is expected to result in an aggregate reduction of $1,199.1 in Grace Chemicals' debt, consisting of (i) $179.8 of borrowings under NMC receivables financing arrangements; (ii) $181.5 of other NMC debt; (iii) $566.2 of short-term debt (consisting of $336.0 of commercial paper and bank borrowings and $230.2 of other short-term borrowings); (iv) $170.1 of commercial paper classified as long-term debt; and (v) $101.5 of borrowings under Grace Chemicals receivables financing arrangements.

(c) Reflects the disposition of NMC's net assets of $1,872.0. Subsequent to the disposition of NMC, New Grace will retain as discontinued operations certain health care assets, primarily a bioseparation sciences business, a health care services company and other assets (including NMC's cash and marketable securities). The resulting gain of $387.1 (reflecting net cash proceeds of $2,259.1, as described in note (a) above, less the disposition of NMC's net assets of $1,872.0) is not reflected in the pro forma condensed consolidated statement of operations.

(d) As part of the Reorganization, Grace New York will distribute, on a one-share-for-one-share basis, all of the issued and outstanding New Grace Common Stock (which has a par value of $.01 per share) to the holders of shares of Grace New York Common Stock (which has a par value of $1.00 per share) at the Time of Distribution. The treasury stock held by Grace New York at the Time of Distribution will not be transferred to New Grace and is therefore eliminated in the pro forma adjustments. As a result of the retirement of the treasury stock and the difference in the par values, (i) the $395.1 of treasury stock will be eliminated, (ii) Common stock will decrease by $97.7 and (iii) paid in capital will decrease by $297.4.

(e) The currently issued and outstanding shares of Grace New York Preferred Stock will remain issued and outstanding following the Reorganization and the Distribution, and no New Grace preferred stock will be issued. The resulting reduction in outstanding Preferred stock is presented as an increase in retained earnings within the shareholders' equity section of the pro forma balance sheet.

(f) Grace Chemicals has allocated interest expense to discontinued operations (including NMC), based on the ratio of the net assets of the businesses classified as discontinued operations as compared to Grace Chemicals' total capital. Excluding amounts allocated to discontinued operations, interest expense and related financing costs were $71.3 for the year ended December 31, 1995 and $36.7 for the six months ended June 30, 1996. For the year ended December 31, 1995, the assumed reduction in debt as of January 1, 1995 would have the pro forma effect of reducing total interest expense and related financing costs by $94.2 (of which $0.7 was attributable to continuing operations and $93.5 was attributable to discontinued operations). For the six months ended June 30, 1996, the assumed reduction in debt as of January 1, 1995 would have the pro forma effect of reducing total interest expense and related financing costs by $42.3 (increasing interest expense and related financing costs attributable to continuing operations by $8.9 and reducing interest expense and related financing costs attributable to discontinued operations by $51.2).

       The above adjustments to interest expense and related financing costs would have the pro forma effect of increasing tax expense by $0.3 for the year ended December 31, 1995 and reducing tax expense by $3.6 for the six-month period ended June 30, 1996. The tax effects were calculated using an effective tax rate of approximately 40%, which represents the U.S. federal corporate tax rate of 35%, plus state and local income taxes, net of U.S. federal income tax benefit.
                               ________________

    For accounting purposes, Grace Chemicals will receive the Distribution Payment and will be deemed to receive a 44.8% common equity interest in FMC and to immediately distribute such interest to the holders of Grace New York Common Stock; however, the receipt and distribution of the interest in FMC Ordinary Shares are not reflected in the pro forma condensed consolidated balance sheet and statement of operations.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Grace New York and the pro forma capitalization of New Grace at June 30, 1996, giving effect to the Reorganization and related transactions described in the notes to the unaudited pro forma condensed consolidated balance sheet and statement of operations. This table should be read in conjunction with such notes, the Consolidated Financial Statements and the Second Quarter Financial Statements.

                                                                                                     JUNE 30, 1996
                                                                                        ----------------------------------------
                                                                                         GRACE NEW YORK              NEW GRACE
                                                                                           HISTORICAL                PRO FORMA
                                                                                        -----------------          -------------
                                                                                         (DOLLARS IN MILLIONS, EXCEPT PAR VALUE)
Debt, including short-term debt (a) . . . . . . . . . . . . . . . . . . . . . . . .        $1,866.7                   $1,130.4
                                                                                           --------                   --------
Shareholders' equity:
     Grace New York Common Stock:
          Common stock, $1.00 par value; 300,000,000 shares authorized;
               98,740,000 issued; 93,550,000 outstanding  . . . . . . . . . . . . .        $   98.7                       --

     New Grace Common Stock:
          Common stock, $.01 par value; 300,000,000 shares authorized;
               93,550,000 outstanding . . . . . . . . . . . . . . . . . . . . . . .            --                     $    1.0

     Grace New York Preferred Stock:
          6% Preferred Stock, Cumulative, $100 par value; 40,000 shares authorized;
               36,460 outstanding . . . . . . . . . . . . . . . . . . . . . . . . .             3.6                       --
          Class A Preferred Stock, 8% Cumulative, $100 par value; 50,000 shares authorized;
            16,256 outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . .             1.6                       --
          Class B Preferred Stock, 8% Noncumulative, $100 par value; 40,000 shares
            authorized; 21,577 outstanding  . . . . . . . . . . . . . . . . . . . .             2.2                       --

     Paid in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           513.4                      216.0
     Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,082.0                    1,416.5
     Cumulative translation adjustments . . . . . . . . . . . . . . . . . . . . . .           (40.4)                     (40.4)
     Treasury stock, at cost  . . . . . . . . . . . . . . . . . . . . . . . . . . .          (395.1)                      --
                                                                                           --------                   --------
          Total shareholders' equity  . . . . . . . . . . . . . . . . . . . . . . .         1,266.0                    1,593.1
                                                                                           --------                   --------
          Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . .        $3,132.7                   $2,723.5
                                                                                           ========                   ========

- ----------------------

(a) In addition to the retirement of debt reflected above, it is also expected that $101.5 of borrowings under Grace Chemicals receivables financing arrangement, $179.8 of borrowings under NMC receivables financing arrangements and $181.5 of other NMC debt will be retired. These amounts are classified within Notes and accounts receivable, net and Net assets of discontinued operations - health care, respectively, in the Grace New York historical balance sheet at June 30, 1996.